Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of _____________, 20__ by and between Yuanbao Inc., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”) and _____________, an individual (Passport/ID Card No. _____________) (the “Executive”).

Article 1 TERM

Section 1.01 Term

Both parties agree to determine the term of this Agreement in the following manner:

1.

Fixed terms: from _________ to _________. The probationary period is up to _________. Before the expiration of the above Agreement, both parties may renew this Agreement by agreement in accordance with the law. If both parties fail to reach an agreement on the renewal on or before the expiration date of the Agreement, the Agreement shall be automatically terminated. If the local regulations provide for advance notice, the Agreement shall be terminated if both parties fail to reach an agreement on the renewal or termination of the Agreement after fulfilling the obligation of advance notice in accordance with the corresponding regulations.

2.	Open-ended terms: from _________ to the time of the fulfillment of a statutory termination condition. The probationary period is up to _________.

3.	Duration in terms of completion of a certain work: from _________ until the completion of the work and is marked by _________.

During the probationary period, the Company has the right to evaluate the Executive’s skills and work performance to decide whether the Executive meets the employment conditions. If the Executive has any of the following circumstances during the probationary period, the Company shall have the right to terminate this Agreement immediately in accordance with the corresponding provisions of the Labor Contract Law:

(1)	Failure to meet the requirements stipulated in the Job Offer Requirements Form attached to this Agreement;

(2)	Deception, concealment or other dishonest behavior in the process of concluding this Agreement;

(3)	Existence of a non-competition agreement with the former employer;

(4)	Being wanted for arrest; or

(5)	Any other failure to meet the conditions of employment for the specific position set by the employer.

Article 2 JOB DESCRIPTION AND LOCATION

Section 2.01 The Executive’s job position: _________ position, for details, please refer to the Job Offer Requirements Form attached to this Agreement. The Company has the right to make appropriate adjustments to the Executive’s position and employment conditions according to production and business needs or the Executive’s ability, performance, and health condition, etc. The Executive shall obey the Company’s management and arrangements and complete the work tasks assigned by the Company within the stipulated working hours, with quality and quantity.

Section 2.02 When the Company makes significant adjustments to the content of the Executive’s work due to the needs of production and operation, both parties shall reach a consensus and process the changes in accordance with this Agreement, and the agreement or notification of changes in accordance with the law confirmed by both parties with their signatures or seals shall be attached as an annex to this Agreement.

Section 2.03 The Executive’s location is in Beijing, China, the adjustment of the location within the region, official travel and long and short-term business trips will not be regarded as a change of location.

Section 2.04 Except for temporary work and training, if the Company needs the Executive to work in places or units other than those agreed in this Agreement, it shall be handled in accordance with Article 7 of this Agreement.

Article 3 WORKING HOURS AND VACATION

Section 3.01 The Company and the Executive agree to determine the Executive’s working hours in accordance with the following first way:

1.	Standard working hours, i.e., eight hours per day, five days per week, with a normal working week not exceeding 40 hours and at least one day off;

2.

Where the Company arranges for the Executive to implement a comprehensive working hours system or an irregular working hours system, the Company shall obtain a decision on the administrative authorization of a special working hours system from the labor administration department in advance.

The Executive hereby agrees that after the Company obtains the approval of the competent labor department on the irregular or comprehensive calculation of working hours, the Executive will work according to such working hours system, unless the applicable local laws and regulations have different requirements; at the same time, if the Executive’s title, position or location is adjusted according to the law during the term of the Agreement, the working hours system applicable to the new title, position or location will be automatically implemented.

Section 3.02 Under the standard working hour system and the comprehensive calculation working hour system, the Company may extend the reasonable working hours after consultation with the Executive due to production/work needs. The Executive shall obtain the Company’s written approval for overtime work, otherwise the extra working hours shall not be regarded as overtime work; and the Executive shall not be entitled to any overtime payment under the labor laws.

Section 3.03 The Company carries out the legal and enterprise’s own supplemental work and vacation system, and grants the Executive paid leave such as holiday leave, annual leave, marriage leave, bereavement leave, maternity leave, etc. Salary during leave shall be paid according to the salary for normal working hours as agreed in this Agreement and the calculation methods stipulated in the relevant policies and regulations.

Article 4 REMUNERATION

Section 4.01 The Company shall pay the Executive salary according to the distribution method of combining monthly salary and performance salary, of which the monthly salary is _________ RMB (before tax); the performance salary is determined according to the Executive’s work performance and achievements in accordance with the Company’s performance appraisal system. The Company pays the Executive’s salary in monetary form before the 10th of each month.

Section 4.02 The Executive’s salary during the probationary period is_________ RMB (before tax).

Section 4.03 Other agreements between the Company and the Executive on salary:

1.	The Company may change the payday according to its business management needs, but shall notify the Executive;

2.	In the event of a change in the basic salary of a renewed employee, the information recorded in the system shall prevail;

3.

The Executive recognizes that its salary is confidential and will not disclose the salary to other employees of the Company or other third parties who should not be aware of such information. If the Executive violates this agreement, the Executive will be regarded as a serious violation of the Company’s rules and regulations, and the Company has the right to terminate this Agreement according to law; and

4.

The Executive shall check the monthly salary amount in a timely manner. If there is any objection to the salary payment of the current month, the Executive shall submit the objection in writing to the Human Resources Department before the 20th day of the following month. If there is any mistake, the Company shall correct the mistake after the checking and verification. If no objection is raised after the deadline, it shall be deemed that there is no objection to the payment of salary for the month, and the Executive shall not make any claim on the payment of salary in the future.

Article 5 SOCIAL INSURANCE

Section 5.01 The Company and the Executive shall participate in social insurance and pay social insurance premiums in accordance with the relevant provisions of the state, province, and city as well as the provisions of the bilateral agreement (if applicable), and the Executive shall enjoy the corresponding social insurance treatment according to the law.

Section 5.02 The Executive undertakes to submit to the Company in a timely manner the relevant information and certificates necessary for the application of social insurance. Any consequences caused by the Executive’s late submission shall be borne by the Executive.

Section 5.03 If the Executive is sick or injured not due to work, the Company shall give the Executive sick leave and medical treatment according to the provisions of the state and of Beijing and pay the sick leave salary within the stipulated medical treatment period. The Executive’s sick leave salary shall be implemented in accordance with the provisions of the state law or the provisions of the Company.

Section 5.04 If the Executive suffers from occupational disease, work-related injury or work-related death, the Company shall handle the case in accordance with the provisions of work-related injury insurance laws and regulations of the State and of Beijing.

Article 6 LABOR PROTECTION, LABOR CONDITIONS AND PROTECTION AGAINST OCCUPATIONAL HAZARDS

Section 6.01 The Company shall equip the Executive with necessary safety protection measures and issue necessary labor protection articles according to the needs of production positions and the national regulations on labor safety and health.

The Company shall establish a production safety system in accordance with relevant national laws and regulations. The Executive shall strictly abide by the Company’s labor safety system, prohibit unauthorized work, prevent accidents in the labor process and reduce occupational hazards.

The Company shall establish and improve the responsibility system for prevention and control of occupational diseases, strengthen the management of prevention and control of occupational diseases, and improve the level of prevention and control of occupational diseases.

Section 6.02 The Executive shall provide the Company with true and detailed information to assist the Company to handle relevant employment procedures. If the employment procedures cannot be handled smoothly due to the false information provided by the Executive, the Executive shall bear the relevant responsibility.

Section 6.03 The Executive enjoys the right to use the office equipment and other assets during the employment period. The ownership of office equipment and other assets belongs to the Company, unless otherwise agreed by the Company’s system or otherwise agreed by both parties.

Article 7 DISCIPLINES

Section 7.01 The Executive is obliged to safeguard the Company’s interests and reputation and protect the Company’s commercial secrets. The Executive shall abide by the attached Confidentiality Agreement and shall not engage in any business or behavior that competes with the Company.

Section 7.02 The Executive is obliged to comply with the rules and regulations and agrees to consciously comply with the revised or newly promulgated rules and regulations during the period of employment. The Executive has no objection to accepting the corresponding sanctions and penalties in accordance with the said rules and regulations in the event of any violation.

Article 8 CHANGE, CANCELLATION, TERMINATION OF THE AGREEMENT

Section 8.01 The agreement may be changed or terminated in accordance with the conditions stipulated in the Labor Contract Law or by mutual agreement of both parties.

Section 8.02 The Company has the right to unilaterally terminate this Agreement at any time if any of the following circumstances occur for the Executive:

1.	Failure to meet the conditions of employment during the probationary period;

2.	Serious violation of the rules and regulations;

3.	Malpractice or serious negligence, causing significant damage to the Company’s interests;

4.	Embezzlement, acceptance of kickbacks or commercial bribery in the course of its duties;

5.	If the Executive also establishes labor relations, labor service relations or dispatch relations with other employers; or

6.

Other circumstances under which the Company may unilaterally terminate the agreement as stipulated in the rules, regulations or other agreements signed by both parties, and other circumstances stipulated by laws and regulations.

Section 8.03 In any of the following cases, the Company may terminate this Agreement by giving thirty days’ written notice or by paying one additional month’s salary, or as otherwise provided by law:

1.

The Executive suffers from illness or non-work-related injury, and after the expiration of the prescribed medical leave, he/she is unable to perform its original work, nor is he/she able to perform the work separately arranged by the Company;

2.	The Executive is unable to perform the work, or after training or adjusting the work position, the Executive is still unable to perform the work;

3.

The objective circumstances on which this Agreement was concluded have undergone significant changes (including but not limited to relocation of the Company’s residence, merger, transfer of the Company’s assets, sale of the Company’s business, and/or adjustments to the organizational structure, operating conditions, or development strategies required for production and operation) that make it impossible for parties to continue to fulfill this Agreement, and no agreement can be reached on the change of this Agreement through the negotiation between parties; or

4.	Other circumstances stipulated by laws and regulations.

Section 8.04 If the Executive takes the initiative to terminate this Agreement, the Executive shall notify the Company in writing 30 days in advance (within the probationary period, 3 days in advance), except for circumstances otherwise provided by law or agreed by both parties.

Section 8.05 In the event of termination of this Agreement, the Executive shall carry out the procedures for the handover of work and assets in accordance with the procedures prescribed by the Company.

1.	Hand over all work in writing to the Company or the Company’s designee, or in any other manner and with such results as the Company may approve;

2.

Return, in good condition, office supplies, documents, materials, equipment and other property of the Company in its possession; hand over any carrier containing important information to the Company completely and

3.	Complete the resignation and transfer procedures specified by the Company.

Article 9 LIABILITY FOR BREACH OF AGREEMENT

Section 9.01 The Executive hereby agrees that if the Executive violates the foregoing agreement and terminates the agreement, the Executive shall compensate the Company for the following losses:

1.	The fees paid by the Company for recruiting the Executive;

2.	The training fees paid by the Company for the Executive; and

3.	Direct economic losses caused to production, operations, and work.

Section 9.02 The Executive’s resignation shall be handled in accordance with the aforementioned agreement and the Company’s system. If the Executive fails to complete the resignation procedures when resigning or fails to complete the resignation procedures as required, the Company has the right to suspend the payment of salary, adjust the method of salary payment, stop paying social insurance, freeze relevant payables, etc. The Company also has the right to pursue corresponding economic losses from the Executive, and even pursue legal liability.

Section 9.03 If the Executive meets the legal circumstances and the Company needs to pay economic compensation, the compensation will be paid after the Executive completes all resignation and handover procedures in accordance with the provisions of this Agreement. The Company has the right to pay economic compensation after the Executive completes the resignation handover procedures in accordance with regulations or as agreed by both parties. If losses to the Company are caused, the Company may also require the Executive to compensate.

Section 9.04 If the Executive should pay compensation to the Company in accordance with the provisions of this Agreement or other special agreement, the Company may directly deduct the amount from the salary or bonus payable to the Executive in accordance with the law.

Article 10 NOTICE AND SERVICE

Section 10.01 All notices, documents, instruments, information, etc. issued or provided by the Company and the Executive to each other during the performance of this Agreement can be delivered in person or at the mailing address specified in this Agreement to fulfill the delivery obligation. If one party changes its address or telephone number, it shall promptly notify the other party in writing. If the Executive fails to promptly notify the Company of changes to the personal address and other information filled in the first part of the Agreement within [ten days] as required, the Company will send a notice by mail based on the relevant information in this Agreement, and the notice sent to the above address will be deemed delivered.

Article 11 RESOLUTION OF DISPUTES ARISING FROM THE PERFORMANCE OF THE AGREEMENT

Section 11.01 If a dispute arises between the two parties due to the performance of the Agreement, the parties may apply to the Labor Dispute Mediation Commission of the Company for mediation; if mediation fails, parties may apply to the Labor Dispute Arbitration Commission for arbitration.

Section 11.02 Either party may apply directly to the Labor Dispute Arbitration Commission for arbitration.

Article 12 MISCELLANEOUS

Section 12.01 The works created by the Executive to fulfill the Company’s assignments shall belong to the Company, including all documents, materials, intellectual property rights and proprietary information created by the Executive during the work period.

Section 12.02 This Agreement constitutes the complete agreement between the parties on the subject matter and its relevant dates, and supersedes any previous oral or written, express or implied negotiations and agreements.

Section 12.03 The Executive hereby declares that the Executive has fully understood and voluntarily agreed to all the terms and conditions of this Agreement before signing this Agreement; that the Executive has not been subjected to any coercion, intimidation or unlawful restriction in signing this Agreement; and that the signing of this Agreement will not put the Executive in breach of any other binding agreement the Executive had entered into beforehand or of any legal obligation to which the Executive is subject.

Section 12.04 The Executive confirms that the “Actual Correspondence Address” at the beginning of this Agreement is its true and valid correspondence address, and that the Company will mail to this address when the Company need to inform the Executive of any matters (notices, documents, papers, information, etc.). If the address changes, the Executive shall inform the Company in writing in a timely manner, otherwise the materials will be deemed to be delivered to the Executive from the date of mailing, and any disputes arising therefrom shall be irrelevant to the Company, and the Executive shall bear all the legal consequences.

Section 12.05 The Executive shall comply with all the confidentiality and nondisclosure requirements as set forth in the confidentiality agreement that the Company and the Executive shall enter into in connection with this Agreement.

This Agreement (including any annexes) is made in duplicate (three copies are required for authentication, of which one is retained by the authentication organization). After signed by both parties, the Company must hand one copy to the Executive for possession, and all copies have the same legal effect.

[No text below]

The Company: (seal)	The Executive: (signature)

Legal representative

(Attorney-in-fact):

Date:___________	Date:___________